EXHIBIT 10.1

DARLING INTERNATIONAL INC. COMPENSATION COMMITTEE

LONG-TERM INCENTIVE PROGRAM POLICY STATEMENT

This policy is a statement of the plan for implementation of the Long-Term Incentive Program (“Program”) for non-employee directors and employees of Darling International Inc. (the “Company”), pursuant to the Company’s Omnibus Incentive Plan approved by its stockholders in May, 2005.

Program Objectives

• Provide incentives to Darling executives to accomplish the Company’s long-term financial goals.
• Align the interests of Company executives with the interests of stockholders.

•      Provide performance-based equity compensation for the Company’s top executives, other senior management and non-employee directors by drawing a strong connection between Darling performance and awards.

•      Target a competitive range of annual long-term incentive opportunities for the Company’s top five executives, where actual awards are tied directly to Company business performance and creation and enhancement of stockholder value.

• Encourage executive retention and equity ownership by offering fair compensation enhancement opportunities over time.

Eligibility and Participation

•      The initial focus of the Program will be to provide performance-based compensation for the top five executives of the Company, that is, the Chief Executive Officer and the Executive Vice Presidents of Finance and Administration, Sales and Services, Operations, and Commodities (“Named Executive Officers”).

• Other executives and employees of the Company will be identified for participation by the Darling Compensation Committee, based on recommendations submitted by the Chief Executive Officer.
• Non-Employee Directors of the Company will receive formula-based equity compensation as more fully described below.

Structure and Implementation

The Darling Compensation Committee will initially use two vehicles to implement the Program for the top five executives of the Company.

•      Until revised or amended by the Darling Compensation Committee, the basic plan for the Named Executive Officers will consist of annual grants of premium stock options (as more fully described below, “Premium Stock Options”), with the size of the grant scaled by prior year Company EBITDA growth percentage. This vehicle is designed to encourage Company and individual performance and earnings growth.

•      Premium Stock Options. The Darling Compensation Committee will determine the precise number of Premium Stock Options to be granted to each executive identified above. Premium Stock Option grants for the top five senior executives will be made as follows:

• The exercise price will be the fair market value on the date of the grant, plus ten percent.
• Premium Stock Options will vest over three years, 1/3 on each anniversary of the grant date in equal increments.

•      The number of options granted will be determined by application of a formula designed to maintain the total annual compensation, that is the combination of cash and long-term incentives, of the Named Executive Officers near a 50th percentile target of total compensation for similarly situated executives. These options will only be granted if the Company achieves an EBITDA target determined by the Board of Directors for this purpose not later than the end of the first quarter of the applicable fiscal year.

•      Individual awards may vary according to individual contribution and potential contribution. The 50th percentile compensation target may be exceeded for a year in which performance significantly exceeds goals.

•      The other vehicle will provide periodic restricted stock grants with accelerated vesting contingent upon stock value increase (“Performance Based Restricted Stock”). Grants of Performance Based Restricted Stock will generally be considered every three years, beginning in fiscal 2004. This vehicle is designed to encourage retention and enhance long-term executive and Company performance.

•      Performance Based Restricted Stock. The Darling Compensation Committee will determine the number of shares of Performance Based Restricted Stock to be granted in each instance. Whole share grants of Performance Based Restricted Stock will not have an exercise price and will vest based on one of two possible scenarios, as follows:

•      Time and Service to the Company. Performance Based Restricted Stock will vest after the executive completes six years of continued employment with the Company after the grant date. This serves as an important retention incentive.

•      Performance. Vesting of Performance Based Restricted Stock Grants will accelerate if certain stock price increases are achieved and maintained for a period determined by the Darling Compensation Committee.

•      Award sizes will be determined based upon a competitive compensation analysis and target compensation. Grants will be made only under certain conditions of EBITDA growth, as determined by the Darling Compensation Committee.

Non Employee Director Grants.

•      Non-Employee Directors will automatically be granted options for 4,000 shares of the Company’s common stock on the date of their initial election to the Board of Directors by the stockholders. The exercise price will be the fair market value on the date of the grant. Such grants will vest in 25% increments on the sixth month anniversary and on each of the first, second and third annual anniversaries of the date of the grant.

•      Each Non-Employee Director will automatically be granted options for 4,000 shares of the Company’s common stock on the date the Company’s independent auditors sign their consent for the filing of the Company’s Annual Report on Form 10-K each year, if the Company achieves 90% of the targeted EBITDA for the most recently completed fiscal year which is the subject of the annual report. The exercise price will be the fair market value on the date of grant. These grants will also vest in 25% increments on the sixth month anniversary and on each of the first, second and third annual anniversaries of the date of the grant. Target EBITDA will be established by the Board of Directors not later than the end of the first fiscal quarter of the applicable year.

Additional Awards.

The Compensation Committee will periodically evaluate the advisability of grants of Long-Term Incentives to the executives and employees of the Company. The Committee will make such awards as it determines are appropriate, advisable, and in the best interests of the Company, all in accordance with the Omnibus Incentive Plan approved by the Company’s stockholders on May 11, 2005.